EXHIBIT 10.2 December 16, 2017 By E-Mail Mr. Samuel E. Miceli 2312 Oakwood Lane Marseilles, IL 61341 Re: Change of Employment Dear Sam: You requested to return to your former role of Vice President and General Manager, Vactor Manufacturing, Inc. (“Vactor”). Vactor presents you with the following offer of employment in this role, reporting to Federal Signal Corporation’s, Senior Vice President – Chief Operating Officer, Mark Weber. If you accept, your new position and terms will become effective on January 15, 2018. 1. Base Salary: Your base salary will continue to be $291,748 per year, less taxes and withholdings, to be paid on a semi- monthly basis. You may be considered for a merit-based annual salary increase in March 2020. 2. Annual Cash Incentive Bonus: For calendar year 2018, you are eligible to earn a cash incentive bonus through our Short-Term Incentive Bonus Plan (“STIP”) in accordance with its terms. Your target bonus under the STIP is 40% of your base salary with a maximum bonus opportunity of 80% of your base salary. Your eligibility for an annual cash incentive bonus opportunity in subsequent calendar years will be communicated to you in writing when such determinations are made by the Company’s Compensation and Benefits Committee (the “CBC”). As currently structured: (i) 70% of the bonus opportunity is based on the financial performance of the Company; and (ii) 30% of the bonus opportunity is based on your attainment of individual objectives. In addition to satisfying Company and individual objectives, you must be employed by the Company on the date bonuses are paid to earn a bonus. Bonus payments are subject to the approval of the executive team and the CBC and generally occur in March of the calendar year following the calendar year to which the bonus applies. 3. Long-Term Incentives: In 2018, you may be eligible to receive a long-term equity incentive award with a grant date value at target of $125,000. As currently structured, your award will be comprised 33% of performance share units (“PSUs”), 33% of non-qualified stock options (“NQSOs”), and 33% of time-based restricted stock (“RSAs”). PSUs are currently tied to a 3-year performance period and, if earned, vest at the end of the performance period. Depending on performance, PSUs may be earned anywhere between 0% and 200% of target. NQSOs currently vest ratably over a 3-year period and RSAs cliff vest at the end of a 3-year period. Your award agreements will be presented to you during the Company’s annual grant cycle. Your eligibility for equity incentive awards in subsequent calendar years shall be determined by and in the discretion of the CBC. 4. Stock Ownership Guidelines/ Insider Trading: Based on your position, you remain subject to our stock ownership guidelines and your ability to trade in Company stock is regulated by our Insider Trading Policy and applicable law, as the same may be amended from time-to-time.

Mr. Samuel E. Miceli December 16, 2017 Page 2 5. Section 16 Officer Status: In your new role, you will no longer be considered an “executive officer” of the Federal Signal Corporation for purposes of Section 16(a) of the Securities Act of 1933, as amended (“Section 16 Officer”). As a former Section 16 Officer, you remain subject to Section 16 Officer “short-swing profit rules” for trades in Company stock made within six (6) months of the time you ceased being a Section 16 Officer with respect to trades made while you were a Section 16 Officer. 6. Car Allowance: You will continue to receive a monthly car allowance in the amount of $750 in accordance with Company policy. 7. Vacation Time: Your entitlement and accrual will remain unchanged. 8. Benefits: You will continue to be eligible to participate in the Company benefits programs subject to the terms and conditions of the applicable plan documents. 9. Severance: The Company currently maintains an Executive General Severance Pay Plan (“Severance Plan”) and you currently are eligible to participate in the same as a Tier II Executive. Your Tier II Executive participation in the Severance Plan remains unchanged at this time. 10. Change-in-Control Severance Agreement: You are currently party to a Tier II Change-in-Control Severance Agreement (the “CIC Agreement”). The CIC Agreement shall remain in effect in accordance with its terms. Should you decide to accept this offer, your employment will continue to be considered employment “at will.” This means that either you or the Company may choose to end the employment relationship at any time with or without cause, for any lawful reason or for no reason. This offer is not, nor shall it be construed to be, a guarantee or promise of employment for any specified or set period of time. To accept this offer, please sign and date this letter in the space below and return it to me. If you have any questions about this offer, please call me at (630) 954-2000. Best regards, /s/ Jennifer L. Sherman Jennifer L. Sherman President and Chief Executive Officer Federal Signal Corporation Acceptance: I accept this offer as described above and represent and warrant that there are no promises or guarantees that have been made to me that are not contained in this letter. /s/ Samuel Miceli 12/18/2017 _ Samuel Miceli Date